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                              TELEMUNDO GROUP, INC.

                                       and

                             BANKERS TRUST COMPANY,

                                     Trustee

                                -----------------

                          FIRST SUPPLEMENTAL INDENTURE


                          Dated as of December 12, 1995


                                -----------------

                                  $116,889,000


                    10.25% Senior Notes Due December 30, 2001


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

     FIRST SUPPLEMENTAL INDENTURE dated as of December 12, 1995 (the "First Supplemental Indenture"), between TELEMUNDO GROUP, INC., a Delaware corporation (the "Company"), and BANKERS TRUST COMPANY, a New York banking corporation, as trustee (the "Trustee").


                                    RECITALS

     WHEREAS, the Company and the Trustee entered into an Indenture, dated as of December 30, 1994 (the "Indenture"), pursuant to which the Company issued $116,889,000 in principal amount of 10.25% Senior Notes due December 30, 2001 (the "Securities") (capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Indenture); and

     WHEREAS, Section 10.02 of the Indenture provides that the Company and the Trustee may amend or supplement the Indenture with the written consent of the Holders of at least a majority in aggregate principal amount of the outstanding Securities without notice to any Securityholder; and

     WHEREAS, all acts and things prescribed by the Indenture, by law and by the Certificate of Incorporation and the Bylaws of the Company and of the Trustee necessary to make this First Supplemental Indenture a valid instrument legally binding on the Company and the Trustee, in accordance with its terms, have been duly done and performed; and

     WHEREAS, the written consents to the amendments or supplements to the Indenture have been obtained from the Holders of at least a majority in aggregate principal amount of the outstanding Securities; and

     WHEREAS, all conditions precedent to amend or supplement the Indenture have been met.

     NOW, THEREFORE, each party agrees, for the benefit of the other party and for the equal and ratable benefit of the Holders of the Securities, to the amendments set forth below (the "Amendments") which will become operative pursuant to the terms hereof.

                                    ARTICLE 1

                                   AMENDMENTS

     Section 1.01.  AMENDMENTS AND MODIFICATIONS TO ARTICLE ONE

     a.   INSERT THE FOLLOWING AS A NEW DEFINITION TO SECTION 1.01.

          "ACCRETED VALUE" as of any date means, with respect to the Senior Notes, the amount determined in accordance with the Senior Indenture.

     b. REPLACE THE DEFINITION OF ACQUIRED INDEBTEDNESS IN SECTION 1.01 WITH THE FOLLOWING DEFINITION.

          "ACQUIRED INDEBTEDNESS" means Indebtedness of a Person (including an Unrestricted Subsidiary) existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person.

     c. REPLACE THE DEFINITION OF AFFILIATE IN SECTION 1.01 WITH THE FOLLOWING DEFINITION.

          "AFFILIATE" of any specified Person means any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by," and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

     d.   INSERT THE FOLLOWING AS A NEW DEFINITION IN SECTION 1.01.

          "ASSET DISPOSITION" has the meaning ascribed to the term Asset Sale in the Senior Indenture as in effect on the Operative Date.

     e. REPLACE THE DEFINITION OF AVERAGE LIFE IN SECTION 1.01 WITH THE FOLLOWING DEFINITION.

          "AVERAGE LIFE" means, as of the date of determination, with respect to any Indebtedness or security, the quotient obtained by dividing (a) the sum of the product of (i) the number of years from such date to the date of each successive scheduled principal or redemption payment of such Indebtedness or security multiplied by (ii) the amount of such principal or redemption payment by (b) the sum of all such principal or redemption payments.

     f. REPLACE THE DEFINITION OF CAPITAL STOCK IN SECTION 1.01 WITH THE FOLLOWING DEFINITION.

          "CAPITAL STOCK" means, with respect to any Person, any and all shares or other equivalents (however designated) of capital stock, partnership interests or any other participation, right or other interest in the nature of an equity interest in such Person or any option, warrant or other security convertible into any of the foregoing.

     g. REPLACE THE DEFINITION OF CAPITALIZED LEASE OBLIGATION IN SECTION 1.01 WITH THE FOLLOWING DEFINITION.

          "CAPITALIZED LEASE OBLIGATIONS" means Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP and the amount of such Indebtedness shall be the capitalized amount of such obligations determined in accordance with GAAP.

     h. REPLACE THE DEFINITION OF CASH EQUIVALENT IN SECTION 1.01 WITH THE FOLLOWING DEFINITION.

          "CASH EQUIVALENTS" means (i) securities with maturities within 365 days of the date of acquisition, issued, fully guaranteed or insured by the United States Government or any agency thereof; (ii) certificates of deposit, time deposits, overnight bank deposits, banker's acceptances and repurchase agreements issued by a Qualified Issuer having maturities of 270 days or less from the date of acquisition; (iii) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody's, or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments, and having maturities of 270 days or less from the date of acquisition and (iv) money market accounts or funds with or issued by Qualified Issuers.

     i.   INSERT THE FOLLOWING AS A NEW DEFINITION TO SECTION 1.01.

          "CONSOLIDATED INTEREST EXPENSE" means, with respect to any Person, for any period, the aggregate amount of interest which, in conformity with GAAP, would be set forth opposite the caption "interest expense" or any like caption on an income statement for such Person and its Subsidiaries on a consolidated basis (including, but not limited to, Redeemable Dividends, whether paid or accrued, on Preferred Stock of a Subsidiary (as defined below in Section 1.01), imputed interest included in Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, the net costs associated with hedging obligations, amortization of other financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all other non-cash interest expense (other than interest amortized to cost of sales)) plus, without duplication, all net capitalized interest for such period and all interest incurred or paid under any guarantee of Indebtedness (including a guarantee of principal, interest or any combination thereof) of any Person, plus the amount of all dividends or distributions paid on Disqualified Capital Stock (other than dividends paid or payable in shares of Capital Stock of the Company).

     j. REPLACE THE DEFINITION OF CONSOLIDATED NET INCOME IN SECTION 1.01 WITH THE FOLLOWING DEFINITION.

          "CONSOLIDATED NET INCOME" means, with respect to any Person, for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; PROVIDED, HOWEVER, that (a) for any Person (the "other Person") in which the Person in question or any of its Subsidiaries has less than a 100% interest (which interest does not cause the net income of such other Person to be consolidated into the net income of the Person in question in accordance with GAAP) (i) Net Income of the other Person shall be included only to the extent of the amount of dividends or distributions paid to the Person in question or its Subsidiary and (ii) net loss related to the interest of the Company and its Subsidiaries in TeleNoticias del Mundo, L.P. shall be included in Net Income of the Company and its Subsidiaries only to the extent that such net loss is in excess of $10 million and to the extent the Company or its Subsidiaries have contributed or contribute amounts to TeleNoticias del Mundo, L.P. in an aggregate amount in excess of $10 million, (b) the Net Income of any Subsidiary of the Person in question that is subject to any restriction or limitation on the payment of dividends or the making of other distributions shall be excluded to the extent of such restriction or limitation, (c) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (d) any net gain (but not loss) resulting from an Asset Disposition by the Person in question or any of its Subsidiaries other than in the ordinary course of business shall be excluded, (e) extraordinary, unusual and non-recurring gains and losses shall be excluded, and (f) all non-cash items increasing Consolidated Net Income and not otherwise included in the definition of EBITDA shall be excluded.

     k.   INSERT THE FOLLOWING AS A NEW DEFINITION TO SECTION 1.01.

          "CREDIT FACILITIES" means any credit facility or agreement (including the Loan and Security Agreement) with a bank or syndicate of banks or other financial institutions (including working capital or revolving credit facilities) including any related guarantees, collateral documents, instruments and agreements executed in connection therewith, as such agreements may be amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time (including without limitation, any successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplementations or other modifications of the foregoing). For all purposes under this Indenture, "Credit Facilities" shall include any amendments, renewals, extensions, substitutions, refinancings, restructurings, replacements, supplements or any other modifications that increase the principal amount of the Indebtedness thereunder or commitments to lend thereunder and have been made in compliance with Section 4.10 of this Indenture; PROVIDED that for purposes of Section 4.10 of this Indenture, no such increase may result in the principal amount of Indebtedness of the Company and the Restricted Subsidiaries under the Credit Facilities exceeding the amount permitted by clause (a) of the definition of "Permitted Indebtedness."

     l.   INSERT THE FOLLOWING AS A NEW DEFINITION TO SECTION 1.01.

          "CUMULATIVE CONSOLIDATED INTEREST EXPENSE" means with respect to any Person, as of any date of determination, Consolidated Interest Expense from the Operative Date to the end of the Company's most recently ended full fiscal quarter prior to such date, taken as a single accounting period.

     m.   INSERT THE FOLLOWING AS A NEW DEFINITION TO SECTION 1.01.

          "CUMULATIVE EBITDA" means with respect to any Person, as of any date of determination, EBITDA from the Operative Date to the end of the Company's most recently ended full fiscal quarter prior to such date, taken as a single accounting period.

     n.   INSERT THE FOLLOWING AS A NEW DEFINITION TO SECTION 1.01.

          "CURRENCY AGREEMENT" means any foreign exchange contract, currency swap agreement or other similar arrangement designed to protect the Company or any of its Restricted Subsidiaries against fluctuations in currency values.

     o. REPLACE THE DEFINITION OF DISQUALIFIED CAPITAL STOCK IN SECTION 1.01 WITH THE FOLLOWING DEFINITION.

          "DISQUALIFIED CAPITAL STOCK" means any Capital Stock of the Company or a Restricted Subsidiary thereof which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the maturity date of the Securities, for cash or securities constituting Indebtedness. Without limitation of the foregoing, Disqualified Capital Stock shall be deemed to include (i) any Preferred Stock of a Restricted Subsidiary of the Company and (ii) any Preferred Stock of the Company, with respect to either of which, under the terms of such Preferred Stock, by agreement or otherwise, such Restricted Subsidiary or the Company is obligated to pay current dividends or distributions in cash during the period prior to the maturity date of the Securities.

     p.   INSERT THE FOLLOWING AS A NEW DEFINITION TO SECTION 1.01.

          "EBITDA" means, for any Person, for any period for which it is to be determined, an amount equal to the sum of, without duplication, (i) Consolidated Net Income for such period, plus (ii) the provision for taxes for such period based on income or profits to the extent such income or profits were included in computing Consolidated Net Income and any provision for taxes utilized in computing net loss under clause (i) hereof, plus
          (iii) Consolidated Interest Expense for such period (including, for this purpose, Redeemable Dividends to the extent that such dividends were deducted in determining Net Income), plus (iv) depreciation and amortization for such period on a consolidated basis, plus (v) non-cash charges for such period on a consolidated basis, except that with respect to the Company each of the foregoing items shall be determined on a consolidated basis with respect to the Company and its Restricted Subsidiaries only.

     q.   INSERT THE FOLLOWING AS A NEW DEFINITION TO SECTION 1.01.

          "FAIR MARKET VALUE" or "fair value" means, with respect to any asset or property or Capital Stock, the price which could be negotiated in an arm's-length, free market transaction, for cash, between an informed and willing seller and an informed, willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

     r. REPLACE THE DEFINITION OF GAAP IN SECTION 1.01 WITH THE FOLLOWING DEFINITION.

          "GAAP" means generally accepted accounting principles consistently applied as in effect in the United States from time to time.

     s.   INSERT THE FOLLOWING AS A NEW DEFINITION TO SECTION 1.01.

          "GUARANTEE" is defined to mean any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keepwell, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); PROVIDED that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     t.   INSERT THE FOLLOWING AS A NEW DEFINITION TO SECTION 1.01.

          "INCUR" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "incurrence," "incurred," "incurrable," and "incurring" shall have meanings correlative to the foregoing).

     u. REPLACE THE DEFINITION OF INDEBTEDNESS IN SECTION 1.01 WITH THE FOLLOWING DEFINITION.

          "INDEBTEDNESS" is defined to mean, with respect to any Person, at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,
          (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property (excluding any balances that constitute accounts payable or trade payables, and other accrued liabilities arising in the ordinary course of business, including, without limitation, any and all programming obligations), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto, (v) all obligations of such Person as lessee under Capitalized Lease Obligations and all Purchase Money Indebtedness, (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and
          (B) the principal amount of such Indebtedness, (vii) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person, (viii) to the extent not otherwise included in this definition, net obligations under Currency Agreements and Interest Rate Agreements, and (ix) all Disqualified Capital

          Stock issued by such Person. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation; PROVIDED that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP and for purposes of calculating the amount of the Senior Notes outstanding at any time, the amount shall be the Accreted Value thereof as of such time. A Guarantee of (or an obligation with respect to a letter of credit supporting) Indebtedness permitted by the terms of this Indenture will not constitute a separate incurrence of Indebtedness.

     v.   INSERT THE FOLLOWING AS A NEW DEFINITION TO SECTION 1.01.

          "INDEPENDENT FINANCIAL ADVISOR" means an accounting, appraisal, expert or investment banking firm of nationally recognized standing that is, in the reasonable and good faith judgment of the Board of Directors of the Company, qualified to perform the task for which such firm has been engaged and disinterested and independent with respect to the Company and its Affiliates.

     w.   INSERT THE FOLLOWING AS A NEW DEFINITION TO SECTION 1.01.

          "INTEREST RATE PROTECTION AGREEMENT" means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect the party therein against fluctuations in interest rates.

     x. REPLACE THE DEFINITION OF INVESTMENT IN SECTION 1.01 WITH THE FOLLOWING DEFINITION.

          "INVESTMENTS" means, directly or indirectly, any advance, account receivable (other than an account receivable arising in the ordinary course of business), loan or capital contribution to (by means of transfers of property to others, payments for property or services for the account or use of others or otherwise), the purchase of any stock, bonds, notes, debentures, partnership or joint venture interests or other securities of, the acquisition, by purchase or otherwise, of all or substantially all of the business or assets or stock or other evidence of beneficial ownership of, any Person or the making of any investment in any Person. Investments shall exclude extensions of trade credit in the ordinary course of business, repurchases or redemptions of the Senior Notes by the Company, prepaid expenses (including television programming) arising in the ordinary course of business, endorsements for collection or deposit in the ordinary course of business, worker's compensation, utility, lease and similar deposits made in the ordinary course of business, and loans and advances to employees, other than officers and directors of the Company or any Restricted Subsidiary, made in the ordinary course of business.

     y.   INSERT THE FOLLOWING AS A NEW DEFINITION TO SECTION 1.01.

          "JOINT VENTURE AGREEMENT" means the Amended and Restated Partnership Agreement of Video 44, dated as of November 8, 1995.

     z. REPLACE THE DEFINITION OF LIEN IN SECTION 1.01 WITH THE FOLLOWING DEFINITION.

          "LIEN" means with respect to any property or assets of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement, encumbrance, preference, priority, or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including without limitation, any Capitalized Lease Obligations, conditional sales, or other title retention agreement having substantially the same economic effect as any of the foregoing).

     aa.  INSERT THE FOLLOWING AS A NEW DEFINITION TO SECTION 1.01.

          "LOAN AND SECURITY AGREEMENT" means the Loan and Security Agreement by and between the Company, certain of its Subsidiaries and Foothill Capital Corporation dated December 30, 1994, as amended to the Operative Date.

     ab.  INSERT THE FOLLOWING AS A NEW DEFINITION TO SECTION 1.01.

          "LOCAL MARKETING AGREEMENT" means a local marketing arrangement, sale agreement, time brokerage agreement, management agreement or similar arrangement pursuant to which a Person (which, if not the Company, shall be a single-purpose entity which cannot conduct any other business operations but those which are to be purchased or managed pursuant to the following provisions):
          (i) obtains the right to sell at least a majority of the advertising inventory of a television station on behalf of a third party,
          (ii) purchases at least a majority of the air time of a television station to exhibit programming and sell advertising time,
          (iii) manages the selling operations of a television station with respect to at least a majority of the advertising inventory of such station, (iv) manages the acquisition of programming for a television station, (v) acts as a program consultant for a television station, or
          (vi) manages the operation of a television station generally.

     ac.  INSERT THE FOLLOWING AS A NEW DEFINITION TO SECTION 1.01.

          "MATURITY" means the date on which the principal of the Securities becomes due and payable in full as provided therein or herein, whether at its Stated Maturity or by declaration of acceleration, call for redemption or otherwise.

     ad.  INSERT THE FOLLOWING AS A NEW DEFINITION TO SECTION 1.01.

          "MOODY'S" means Moody's Investors Service, Inc.

     ae.  INSERT THE FOLLOWING AS A NEW DEFINITION TO SECTION 1.01.

          "NET INCOME" means, with respect to any Person for any period, the net income (loss) of such Person determined in accordance with GAAP.

     af.  INSERT THE FOLLOWING AS A NEW DEFINITION TO SECTION 1.01.

          "NET PROCEEDS" means (a) in the case of any sale of Capital Stock by the Company, the aggregate net proceeds received by the Company, after payment of expenses, commissions and the like incurred in connection therewith, whether such proceeds are in cash or in property (valued at the fair market value thereof, as determined in good faith by the Board of Directors, at the time of receipt) and (b) in the case of any exchange, exercise, conversion or surrender of outstanding securities of any kind for or into shares of Capital Stock of the Company which is not Disqualified Capital Stock, the net book value of such outstanding securities on the date of such exchange, exercise, conversion or surrender (plus any additional amount required to be paid by the holder to the Company upon such exchange, exercise, conversion or surrender, less any and all payments made to the holders, e.g., on account of fractional shares and less all expenses incurred by the Company in connection therewith).

     ag.  INSERT THE FOLLOWING AS A NEW DEFINITION TO SECTION 1.01.

          "OPERATIVE DATE" means the date that the Repurchase Offer and the Consent Solicitation (as such terms are defined in the Offer to Purchase referred to below) are completed pursuant to the terms and conditions set forth in the Company's Offer to Purchase and Consent Solicitation Statement, dated November 27, 1995 and as amended from time to time.

     ah.  INSERT THE FOLLOWING AS A NEW DEFINITION TO SECTION 1.01

          "PERMITTED INDEBTEDNESS" means, without duplication, (a) Indebtedness of the Company or, to the extent permitted pursuant to Section 4.15 of this Indenture, any Restricted Subsidiary, evidenced by or arising under Credit Facilities, which taken together (without duplication) is in an aggregate principal amount at any one time not to exceed $75 million; (b) Indebtedness of the Company evidenced by or arising under the Securities and this Indenture; (c) Indebtedness of the Company or any Restricted Subsidiary outstanding on the Operative Date (including the Senior Notes and the Senior Indenture); (d) Indebtedness of the Company or any Restricted Subsidiary under Currency Agreements and Interest Rate Protection Agreements which are entered into for the purpose of protection against risk of currency or interest rate fluctuations affecting the Company or any of its Subsidiaries in its ordinary course of business or that are related to payment obligations of the Company or any of its Subsidiaries otherwise permitted under this Indenture; (e) unsecured Indebtedness of the Company owing to a Restricted Subsidiary of the Company which shall be evidenced by an intercompany promissory note that is subordinated in right of payment to the payment and performance of the Company's obligations under this Indenture and the Securities and any subsequent issuance or transfer of Capital Stock of a Restricted Subsidiary of the Company (the "Creditor Subsidiary") that results in such

          Creditor Subsidiary ceasing to be a Restricted Subsidiary of the Company or any subsequent transfer of Indebtedness owing from the Company to such Creditor Subsidiary (other than a transfer to another Restricted Subsidiary of the Company) shall be deemed in each case to constitute the incurrence of Indebtedness by the Company to the extent of any such Indebtedness then outstanding; (f) Indebtedness of the Company incurred in connection with a repurchase of the Senior Notes pursuant to a Change of Control (as defined in the Senior Indenture), in whole or in part, provided that the principal amount of such Indebtedness does not exceed 101% of the Accreted Value of the Senior Notes repurchased and the reasonable, customary expenses, fees and costs of the Company, and such Indebtedness (y) has an Average Life to Stated Maturity equal to or greater than the remaining Average Life to Maturity of the Senior Notes, and (z) does not mature prior to the Stated Maturity of the Senior Notes; (g) Purchase Money Indebtedness and Capitalized Lease Obligations of the Company, or, to the extent permitted pursuant to Section 4.15 of this Indenture, any Restricted Subsidiary, incurred in the ordinary course of business in a principal amount outstanding at the time of incurrence which does not in the aggregate exceed $15 million at any time outstanding; (h) Indebtedness of the Company or any Restricted Subsidiary, incurred or incurrable in respect of reimbursement obligations related to letters of credit, banker's acceptances or similar facilities entered into in the ordinary course of business; (i) Indebtedness of the Company and any Restricted Subsidiary in respect to bids, performance and surety bonds and obligations provided in the ordinary course of business and appeal bonds; (j) Acquired Indebtedness, provided that such Indebtedness was not incurred or issued as a result of, or in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary of the Company and immediately after giving effect to such Person becoming a Restricted Subsidiary of the Company (as if such Indebtedness was incurred and issued on the first day of the previous four fiscal quarters), the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under Section 4.10 of this Indenture; (k) Indebtedness incurred by the Company in exchange for, or the proceeds of which are used to refinance Indebtedness incurred in compliance with the ratio set forth in Section 4.10(a) of this Indenture and Indebtedness referred to in clauses (b) through (d) and
          (f) through (i) of this paragraph, provided that (i) such Indebtedness is in an aggregate principal amount not in excess of the aggregate principal amount then outstanding of the Indebtedness being refinanced, plus the amount of accrued and unpaid interest, if any, and premiums owed, if any, not in excess of preexisting payment provisions on such Indebtedness being refinanced, plus the reasonable, customary expenses, fees, and costs of the Company incurred in connection with such refinancing, (ii) such Indebtedness is scheduled to mature either (A) no earlier than the Indebtedness being refinanced or (B) after the Stated Maturity of the Securities, and (iii) such Indebtedness has an Average Life at the time such Indebtedness is incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced, and (iv) such Indebtedness is ranked in right of payment to the Securities no more favorably than the Indebtedness being refinanced is ranked in right of payment to the Securities; (l) Indebtedness incurred or incurrable, to the extent permitted pursuant to Section 4.15 of this Indenture, by a Restricted Subsidiary under any Guarantee of any Restricted Subsidiary made in the ordinary course of business and not to exceed $10 million at any one time outstanding; (m) Indebtedness incurred or incurrable by Telemundo of Chicago, Inc. and Harriscope of Chicago, Inc. pursuant to Section 3.5(a) of the Joint Venture Agreement; (n) Indebtedness of the Company not otherwise permitted to be incurred pursuant to this section, so long as the aggregate principal amount of all such Indebtedness does not exceed $25 million at any one time outstanding;
          (o) Indebtedness of a Restricted Subsidiary for refinancing of certain Indebtedness as permitted under clause (j) of Section 4.15; (p) Indebtedness of any Restricted Subsidiary or Preferred Stock of any Restricted Subsidiary issued to and held by the Company or a Wholly-Owned Subsidiary of the Company, PROVIDED, that such Indebtedness or Preferred Stock is at all times held by the Company or a Wholly-Owned Subsidiary of the Company; and (q) Indebtedness, to the extent permitted pursuant to Section 4.15 of this Indenture, of any Restricted Subsidiary pursuant to a Local Marketing Agreement.

     ai.  INSERT THE FOLLOWING AS A NEW DEFINITION TO SECTION 1.01.

          "PERMITTED INVESTMENTS" means, for any Person, Investments made on or after the date of this Indenture consisting of:

          (i) Investments by the Company, or by a Restricted Subsidiary thereof, in the Company or a Restricted Subsidiary:

          (ii)   Temporary Cash Investments;

          (iii) Investments in Property used in the ordinary course of business;

          (iv) Investments by the Company, or by a Restricted Subsidiary thereof, in a Person (or in all or substantially all of the business or assets of such Person), if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Company, (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary thereof or (c) such business or assets are owned by the Company or a Restricted Subsidiary;

          (v) an Investment that is made by the Company or a Restricted Subsidiary thereof in the form of any stock, bonds, notes, debentures, partnership or joint venture interests or other securities that are issued by a third party to, or otherwise received by, the Company or Restricted Subsidiary solely as partial consideration for the consummation of an Asset Sale that is otherwise permitted under the covenant described under
                 Section 4.13 of this Indenture;

          (vi) Investments pursuant to any agreement or obligation of the Company or a Restricted Subsidiary, in effect on the Operative Date, which requires the Company to make such Investments;

          (vii) Investments made after the Operative Date in the Primary Business of the Company not to exceed $25 million at any one time outstanding;

          (viii) Investments made after the Operative Date in majority-owned Subsidiaries of the Company in the Primary Business of the Company not to exceed $10 million at any one time outstanding;

          (ix) loans and reasonable advances to officers and directors of the Company or any of its Restricted Subsidiaries made in the ordinary course of business in an aggregate principal amount not exceeding $1,000,000;

          (x) Investments received in settlement of obligations incurred in the ordinary course of business owed to the Company or any Restricted Subsidiary (other than by the Company or any Subsidiary) and as a result of bankruptcy or insolvency proceedings or upon the foreclosure, perfection or enforcement of any Lien in favor of the Company or any Restricted Subsidiary;

          (xi) Investments held by any Person on the date such Person becomes a Restricted Subsidiary and not in excess of 5% of the total fair market value of the assets of such Person being transferred in such acquisition; and

          (xii) Investments in any Person with which the Company or any of Restricted Subsidiaries has entered into, or has an agreement that, subject to consummation of such agreement, entitles the Company or any of its Restricted Subsidiaries to enter into, a Local Marketing Agreement and Investments in any Person created by such a Local Marketing Agreement.

     aj.  INSERT THE FOLLOWING AS A NEW DEFINITION TO SECTION 1.01.

          "PERMITTED LIENS" means, without duplication, (a) Liens securing Indebtedness incurred under the Credit Facilities incurred in accordance with Section 4.10 of this Indenture; (b) Liens on property or assets of, or any shares of stock of or secured debt of, any Person or corporation existing at the time such Person or corporation becomes a Restricted Subsidiary of the Company or at the time such Person or corporation is merged into the Company or any of its Restricted Subsidiaries, provided that such Liens are not incurred in connection with, or in contemplation of, such Person or corporation becoming a Restricted Subsidiary of the Company or merging into the Company or any of its Restricted Subsidiaries; (c) Liens on Property existing at the time of acquisition of such Property, provided that such Liens are not incurred in connection with, or in contemplation of, such Property being acquired; (d) Liens existing on the Operative Date; (e) Liens securing Capitalized Lease Obligations permitted to be incurred under
          Section 4.15 of this Indenture provided that such Lien does not extend to any property other than that subject to underlying lease; (f) charges or levies (other than any Lien imposed by the Employee Retirement Income Security Act of 1974, as amended) that are not yet subject to penalties for non-payment or are being contested in good faith by appropriate proceedings and for which adequate reserves, if required, have been established or other provisions have been made in accordance with GAAP; (g) statutory mechanics', workmen's, materialmen's, operators', warehousemen's, repairmen's and bankers' liens, and similar Liens imposed by law and arising in the ordinary course of business for sums which are not overdue by more than 15 days or, if so overdue, are being contested in good faith by appropriate proceedings and for which adequate reserves, if required, have been established or other provisions have been made in accordance with GAAP; (h) minor imperfections of, or encumbrances on, title that do not impair the value of property for its intended use; (i) Liens (other than any Lien under the Employee Retirement Income Security Act of 1974, as amended) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (j) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return of money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (k) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Company or of any of its Subsidiaries; (l) Liens to secure Purchase Money Indebtedness that is otherwise permitted under this Indenture, PROVIDED that (1) any such Lien is created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund the cost (including the sales and excise taxes, installation and delivery charges and other direct costs of, and other direct expenses paid or charged in connection with, such purchase or construction) of the item of Property subject thereto and such Lien is created prior to, at the time of or within 365 days after the later of the acquisition, the completion of construction or the commencement of full operation of such property, (2) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost, and (3) any such Lien shall not extend to or cover any Property other than such item of Property and any improvements on such item or proceeds thereof; (m) Liens in favor of the Company or any Wholly-Owned Subsidiary of the Company; (n) Liens arising from the rendering of a final judgment or order against the Company or any Subsidiary of the Company that does not give rise to an Event of Default and that do not interfere with the ordinary course of business of the Company and its Subsidiaries; (o) Liens securing reimbursement obligations with respect to letters of credit incurred in accordance with this Indenture that encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (p) Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business securing Indebtedness under Interest Rate Protection Agreements and Currency Agreements constituting Indebtedness permitted to be incurred pursuant to Section 4.10 of this Indenture pursuant to clause (d) of the definition of "Permitted Indebtedness"; (q) Liens securing Permitted Indebtedness incurred in accordance with subsection (j) of the definition of "Permitted Indebtedness"; (r) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $250,000 in the aggregate at any one time outstanding; (s) Liens to secure any permitted extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Indebtedness secured by Liens referred to in the foregoing clauses (b) through (r), provided that, such Liens do not extend to any other property or assets and the principal amount of the debt secured by such Liens is not increased; (t) Liens with respect to any license of intellectual property entered into in the ordinary course of business (including programming agreements); and (u) Liens in connection with Local Marketing Agreements related to the Primary Business.

     ak. REPLACE THE DEFINITION OF PERSON IN SECTION 1.01 WITH THE FOLLOWING DEFINITION.

          "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government (including any agency or political subdivision thereof).

     al.  INSERT THE FOLLOWING AS A NEW DEFINITION TO SECTION 1.01.

          "PREFERRED STOCK" means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to dividends, distributions or liquidation proceeds of such Person over the holders of other Capital Stock issued by such Person.

     am.  INSERT THE FOLLOWING AS A NEW DEFINITION TO SECTION 1.01.

          "PRIMARY BUSINESS" means the ownership and operation of television stations and networks and production facilities and the creation, production, development and distribution of products for television.

     an.  INSERT THE FOLLOWING AS A NEW DEFINITION TO SECTION 1.01.

          "PROPERTY" of any Person means all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent consolidated balance sheet of such Person and its Subsidiaries under GAAP.

     ao.  INSERT THE FOLLOWING AS A NEW DEFINITION TO SECTION 1.01.

          "PURCHASE MONEY INDEBTEDNESS" means any Indebtedness incurred in the ordinary course of business by a Person to finance the cost (including the cost of construction) of an item of property, the principal amount of which Indebtedness does not exceed the sum of (i) 100% of such cost and (ii) reasonable fees and expenses of such Person incurred in connection therewith.

     ap.  INSERT THE FOLLOWING AS A NEW DEFINITION TO SECTION 1.01.

          "QUALIFIED ISSUER" means any commercial bank having capital, surplus and undivided profits totaling in excess of $100,000,000 and the outstanding short-term debt securities of which are rated at least A-2 by S&P or at least P-2 by Moody's, or carrying an equivalent rating by a nationally recognized rating agency if both the two named rating agencies cease publishing ratings of investments.

     aq.  INSERT THE FOLLOWING AS A NEW DEFINITION TO SECTION 1.01.

          "REDEEMABLE DIVIDEND" means, for any dividend or distribution with regard to Disqualified Capital Stock, the quotient of the dividend or distribution divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Disqualified Capital Stock.

     ar. REPLACE THE DEFINITION OF RESTRICTED PAYMENT IN SECTION 1.01 WITH THE FOLLOWING DEFINITION.

          "RESTRICTED PAYMENT" means, without duplication, any of the following:
          (i) the declaration or payment of any dividend or any other distribution or payment on Capital Stock of the Company or any Restricted Subsidiary of the Company or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of the Company or any Restricted Subsidiary of the Company (other than (y) dividends or distributions payable solely in Capital Stock (other than Disqualified Capital Stock) or in options, warrants or other rights to purchase Capital Stock (other than Disqualified Capital Stock), and (z) in the case of Restricted Subsidiaries of the Company, dividends or distributions payable to the Company or to a Wholly-Owned Subsidiary of the Company), (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company or any of its Restricted Subsidiaries (other than Capital Stock owned by the Company or a Wholly-Owned Subsidiary of the Company, excluding Disqualified Capital Stock), (iii) the making of any Investment or guarantee of any Investment in any Person other than a Permitted Investment, (iv) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary on the basis of the fair market value of such Subsidiary utilizing standard valuation methodologies and approved by the Board of Directors, and (v) forgiveness of any Indebtedness (other than Indebtedness of a Wholly-Owned Subsidiary) of an Affiliate of the Company to the Company or a Restricted Subsidiary. For purposes of determining the amount expended for Restricted Payments, cash distributed or invested shall be valued at the face amount thereof and property other than cash shall be valued at its fair market value as conclusively determined by the Company's Board of Directors in good faith.

     as.  INSERT THE FOLLOWING AS A NEW DEFINITION TO SECTION 1.01.

          "RESTRICTED SUBSIDIARY" means a Subsidiary of the Company other than an Unrestricted Subsidiary and includes all of the Subsidiaries of the Company existing as of the Operative Date, including but not limited to Telemundo of Chicago, Inc. The Board of Directors of the Company may designate any Unrestricted

          Subsidiary as a Restricted Subsidiary if immediately after giving effect to such action (and treating any Acquired Indebtedness as having been incurred at the time of such action), the Company could have incurred at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to Section 4.10.

     at.  INSERT THE FOLLOWING AS A NEW DEFINITION TO SECTION 1.01.

          "S&P" means Standard & Poor's Ratings Group, a division of McGraw-Hill, Inc.

     au.  INSERT THE FOLLOWING AS A NEW DEFINITION TO SECTION 1.01.

          "SENIOR INDENTURE" means the indenture between the Company and the trustee for the Senior Notes, as such indenture may be amended or supplemented from time to time in accordance with its terms.

     av.  INSERT THE FOLLOWING AS A NEW DEFINITION TO SECTION 1.01.

          "SENIOR NOTES" means senior notes of the Company issued pursuant to an indenture dated as of the Operative Date.

     aw. REPLACE THE DEFINITION OF STATED MATURITY IN SECTION 1.01 WITH THE FOLLOWING DEFINITION.

          "STATED MATURITY" means, with respect to any security or Indebtedness, the date specified therein as the fixed date on which any principal of such security or Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase thereof at the option of the holder thereof).

     ax. REPLACE THE DEFINITION OF SUBSIDIARY IN SECTION 1.01 WITH THE FOLLOWING DEFINITION.

          "SUBSIDIARY" of any specified Person means any corporation, partnership, joint venture, association or other business entity, whether now existing or hereafter organized or acquired, (i) in the case of a corporation, of which more than 50% of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, officers or trustees thereof is held by such first-named Person or any of its Subsidiaries; or (ii) in the case of a partnership, joint venture, association or other business entity, with respect to which such first-named Person or any of its Subsidiaries has the power to direct or cause the direction of the management and policies of such entity by contract or otherwise or if in accordance with GAAP such entity is consolidated with the first-named Person for financial statement purposes.

     ay.  INSERT THE FOLLOWING AS A NEW DEFINITION IN SECTION 1.01.

          "TEMPORARY CASH INVESTMENTS" means (i) Investments in marketable, direct obligations issued, guaranteed or insured by the United States of America, or of any governmental agency thereof and backed by the full faith and credit of the United States, in each case maturing within 365 days of the date of acquisition thereof; (ii) Investments in certificates of deposit or Eurodollar deposits, demand deposits, time deposits, overnight bank deposits, and banker's acceptances offered by a Qualified Issuer, maturing within 365 days of the date of acquisition thereof; (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) repurchase obligations with a term of not more than seven (7) days for underlying securities of the type described in clause (i) above entered into with any Qualified Issuer; (v) deposits available for withdrawal on demand with a Qualified Issuer; (vi) Investments not exceeding 365 days in duration in money market funds that invest substantially all of such funds' assets in the Investments described in the preceding clauses (i), (ii) and (iii); and (vii) foreign equivalents of the Investments described in clauses (i), (ii) and (v) above, provided that such foreign equivalents shall be permitted by the Company or a Subsidiary only to the extent that such Person holds such foreign equivalents in the ordinary course of business and in the currency of the country where such Person conducts its business.

     az.  INSERT THE FOLLOWING AS A NEW DEFINITION IN SECTION 1.01.

          "TNNI" means Telemundo News Network, Inc., a Delaware corporation.

     ba. REPLACE THE DEFINITION OF UNRESTRICTED SUBSIDIARY IN SECTION 1.01 WITH THE FOLLOWING DEFINITION.

          "UNRESTRICTED SUBSIDIARY" means (a) any Subsidiary of an Unrestricted Subsidiary and (b) any Subsidiary of the Company which is classified after the Operative Date as an Unrestricted Subsidiary by a resolution adopted by the Board of Directors of the Company, provided that a Subsidiary organized or acquired after the Operative Date may be so classified as an Unrestricted Subsidiary only if such classification is in compliance with the Section 4.05 of this Indenture. The Trustee shall be given prompt notice by the Company of each resolution adopted by the Board of Directors of the Company under this provision, together with a copy of each such resolution adopted.

     bb.  INSERT THE FOLLOWING AS A NEW DEFINITION IN SECTION 1.01.

          "VIDEO 44" means Video 44, an Illinois general partnership.

     bc.  INSERT THE FOLLOWING AS A NEW DEFINITION IN SECTION 1.01.

          "WHOLLY-OWNED SUBSIDIARY" or "WHOLLY-OWNED RESTRICTED SUBSIDIARY" means any Restricted Subsidiary all of the outstanding voting securities (other than directors' qualifying shares) of which are owned, directly or indirectly, by the Company.


     Section 1.02.  AMENDMENTS AND MODIFICATIONS TO ARTICLE FOUR.

     a. SECTION 4.03 OF THE INDENTURE, ENTITLED "COMMISSION REPORTS," IS REPLACED IN ITS ENTIRETY BY ADDING A NEW SECTION 4.03 THAT READS AS
          FOLLOWS:

                 So long as any of the Securities is outstanding, the Company shall file with the Commission and, within 15 days after it files them with the Commission, file with the Trustee and thereafter promptly mail or promptly cause the Trustee to mail to the Holders of Securities at their addresses as set forth in the register of Securities, copies of the periodic reports and the information, documents and other reports (without exhibits unless requested in writing by any such Holder) which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act or which the Company would be required to file with the Commission if the Company then had a class of securities registered under the Exchange Act. In addition, the Company shall cause its annual report to stockholders and any quarterly or other financial reports furnished to its stockholders generally to be filed with the Trustee no later than the date such materials are mailed or made available to the Company's stockholders, and thereafter mailed promptly to the Holders of Securities at their addresses as set forth in the register of Securities. The Company shall also comply with the provisions of TIA Section 314(a).

     b. SECTION 4.05 OF THE INDENTURE, ENTITLED "LIMITATION ON RESTRICTED PAYMENTS," IS REPLACED IN ITS ENTIRETY BY NEW SECTION 4.05 THAT READS AS FOLLOWS:

          Section 4.05.  LIMITATION ON RESTRICTED PAYMENTS.

                 The Company will not make, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make, any Restricted Payment, unless:

                 (a) no Default or Event of Default shall have occurred and be continuing at the time of or immediately after giving effect to such Restricted Payment;

                 (b) immediately after giving pro forma effect to such Restricted Payment, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under Section 4.10(a) of this Indenture; and

                 (c) immediately after giving effect to such Restricted Payment, the aggregate of all Restricted Payments declared or made after the Operative Date does not exceed the sum of (1) 100% of the Company's Cumulative EBITDA minus 1.4 times the Company's Cumulative Consolidated Interest Expense, (2) 100% of the aggregate Net Proceeds in cash (including cash Net Proceeds received upon the conversion of noncash proceeds) from the issue or sale, after the Operative Date, of Capital Stock (other than Disqualified Capital Stock or Capital Stock of the Company issued to any Subsidiary of the Company) of the Company or any Indebtedness or other securities of the Company convertible into or exercisable or exchangeable for Capital Stock (other than Disqualified Capital Stock) of the Company which has been so converted or exercised or exchanged, as the case may be, and (3) an amount equal to the net reduction in Investments, subsequent to the Operative Date, in any Person resulting from payments of interest on debt, dividends, repayments of loans or advances, return of capital, or other transfers of property (but only to the extent such distributions are not included in the calculation of Consolidated Net Income), in each case, to the Company or any Restricted Subsidiary from any Person, not to exceed in the case of any Person, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Person and which was treated as a Restricted Payment.

          The provisions of this section shall not prohibit: (i) the payment of any distribution within 60 days after the date of declaration thereof, if at such date of declaration such payment would comply with the provisions of this Indenture; (ii) so long as no Default or Event of Default shall have occurred and be continuing, the purchase, redemption, acquisition, cancellation or other retirement for value of shares of Capital Stock of the Company held by present or former officers, directors or employees (or their estates or beneficiaries under their estates) and which payments, in the aggregate to all such Persons do not exceed $4,000,000; (iii) so long as no Default or Event of Default shall have occurred and be continuing, the acquisition, redemption or retirement of any shares of Capital Stock of the Company or a Restricted Subsidiary or by conversion into, or by or in exchange for, shares of Capital Stock (other than Disqualified Capital Stock) of the Company, provided that the proceeds of any sale of Capital Stock shall not increase the amount available for Restricted Payments or
     (iv) distributions by Video 44 to a minority partner (other than a Restricted Subsidiary) pursuant to the Joint Venture Agreement. The amounts expended to purchase, redeem, retire or acquire, convert or exchange or make distributions on Capital Stock as set forth in the immediately preceding clauses (ii), (iii) and (iv) (other than distributions funded by capital contributions of Telemundo of Chicago, Inc. or Harriscope of Chicago, Inc. pursuant to Section 3.5(a) of the Joint Venture Agreement) shall be excluded from the calculation of the amount available for Restricted Payments under the previous paragraph. No payments made or paid pursuant to clause (c) of the previous paragraph shall be counted for purposes of calculating the amounts utilized for Restricted Payments pursuant to clause (c) of the previous paragraph to the extent that such amount was already counted for such purpose.

          Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by Section 4.09 of this Indenture were computed, which calculations may be based upon the Company's latest available financial statements, and that no Default or Event of Default exists and is continuing and no Default or Event of Default will occur immediately after giving effect to any Restricted Payment.

     c. SECTION 4.09 OF THE INDENTURE, ENTITLED "LIMITATION ON TRANSACTIONS WITH AFFILIATES," IS REPLACED IN ITS ENTIRETY BY A NEW SECTION 4.09 THAT READS AS FOLLOWS:

          Section 4.09.  LIMITATION ON TRANSACTIONS WITH AFFILIATES.

                 The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, conduct any business or enter into any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets or property or rendering of services) with or for the benefit of any Affiliate (other than the Company or a Wholly-Owned Restricted Subsidiary or a majority-owned Restricted Subsidiary (so long as no minority interest is owned by an entity which is otherwise an Affiliate) and including entities in which the Company or any of its Restricted Subsidiaries own a minority interest) (an "Affiliate Transaction") or extend, renew, waive or otherwise modify the terms of any Affiliate Transaction entered into prior to the Operative Date unless the terms of such Affiliate Transaction are fair and reasonable to the Company or such Restricted Subsidiary, as the case may be, and the terms of such Affiliate Transaction are at least as favorable as the terms which could be obtained by the Company or such Restricted Subsidiary, as the case may be, in a comparable transaction made on an arm's-length basis between unaffiliated parties. With respect to any Affiliate Transaction involving an amount or having a value in excess of $5 million, the Company must obtain a resolution of the Board of Directors (including a majority of the disinterested directors) certifying that, in their good faith judgment, such Affiliate Transaction complies with the preceding sentence and with respect to any Affiliate Transaction involving an amount or having a value in excess of $10 million, such certificate shall be accompanied by a written opinion from an Independent Financial Advisor that the transaction is fair from a financial point of view to the Company or such Restricted Subsidiary. A certificate evidencing such resolution shall be delivered to the Trustee within five Business Days after the consummation of such Affiliate Transaction.

                 The foregoing provisions will not apply to (i) any Restricted Payment that is not prohibited by the provisions described under
          Section 4.05 of this Indenture; or (ii) any transaction, approved by the Board of Directors of the Company, with an officer or director of the Company or of any Subsidiary in his or her capacity as officer or director entered into in the ordinary course of business, including compensation and employee benefit arrangements with any officer or director of the Company.

     d. SECTION 4.10 OF THE INDENTURE, ENTITLED "LIMITATION ON INCURRENCES OF ADDITIONAL INDEBTEDNESS AND ISSUANCES OF DISQUALIFIED CAPITAL STOCK," IS REPLACED IN ITS ENTIRETY WITH A NEW SECTION 4.10 THAT READS AS
          FOLLOWS:

          Section 4.10.  LIMITATION ON ADDITIONAL INDEBTEDNESS.

                 (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) unless (a) after giving effect to the incurrence of such Indebtedness and the receipt and application of the proceeds thereof, the ratio of the total Indebtedness of the Company and its Restricted Subsidiaries, on a consolidated basis, to the Company's EBITDA (determined on a pro forma basis for the preceding four full fiscal quarters of the Company for which financial statements are available at the date of determination) is less than 7.0 to 1 if the Indebtedness is incurred prior to eighteen months from the Operative Date and 6.5 to 1 if the Indebtedness is incurred thereafter, determined by giving pro forma effect to (i) the incurrence of such Indebtedness and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred, and the application of such proceeds occurred, at the beginning of such four fiscal quarters; (ii) the incurrence, repayment or retirement of any other Indebtedness by the Company and its Restricted Subsidiaries since the first day of such four full fiscal quarters (and all Indebtedness incurred and the receipt and application of proceeds thereof and all Indebtedness repaid or retired since the end of the most recently completed fiscal quarter of the Company for which a balance sheet is available preceding the date of determination) as if such incurrence (and, if applicable, the application of proceeds), repayment and retirement occurred at the beginning of such four fiscal quarters; (iii) in the case of Acquired Indebtedness, the related acquisition as if such acquisition had occurred at the beginning of such four fiscal quarters; and (iv) any acquisition or disposition by the Company and its Restricted Subsidiaries of any company or any business or any assets out of the ordinary course of business, or any related repayment of Indebtedness, in each case since the first day of such four fiscal quarters, assuming such acquisition, disposition or repayment had been consummated on the first day of such four fiscal quarters, and (b) no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of such Indebtedness.

                 (b) Notwithstanding the foregoing, the Company and any of its Restricted Subsidiaries, may incur Permitted Indebtedness, as specified, provided, that the Company will not incur any Permitted Indebtedness that ranks junior in right of payment to the Securities that has a maturity or mandatory sinking fund payment prior to the Stated Maturity of the Securities.

     e. SECTION 4.11 OF THE INDENTURE, ENTITLED "LIMITATION ON PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES," IS REPLACED IN ITS ENTIRETY BY ADDING A NEW SECTION 4.11 THAT READS AS FOLLOWS:

          Section 4.11. DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES.

                 The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(a) pay dividends or make any other distributions to the Company or any other Restricted Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits or (b) pay any Indebtedness owed to the Company or any other Restricted Subsidiary,
          (ii) make loans or advances to the Company or any other Restricted Subsidiary, or (iii) transfer any of its properties or assets to the Company or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of:

                 (a) any agreement existing on the Operative Date, including the Loan and Security Agreement, the Senior Indenture and this Indenture;

                 (b) any agreement governing Acquired Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in anticipation of such acquisition), provided that such restriction does not extend to or cover any Person, or the properties or assets of any Person, other than the Person so acquired;

                 (c) agreements relating to an acquisition of Property, provided that such encumbrances or restrictions relate solely to the Property so acquired;

                 (d) agreements relating to Indebtedness incurred to refinance Indebtedness set forth in preceding clauses (a)-(c) and which Indebtedness incurred to refinance Indebtedness set forth in preceding clauses (a)-(c) is refinancing Indebtedness permitted under Sections
          4.10 and 4.15 of this Indenture, provided that the encumbrances or restrictions contained in the agreements governing such permitted refinancing are no more restrictive in the aggregate than such encumbrances or restrictions contained in the agreements governing the Indebtedness being refinanced immediately prior to such refinancing and do not extend to or cover any other Person or the property of any other Person other than the Person in respect of whom such encumbrance or restriction relating to the Indebtedness being refinanced applied;

                 (e)  applicable law;

                 (f) customary non-assignment provisions in leases and any license of intellectual property entered into in the ordinary course of business (including programming agreements) and Local Marketing Agreements;

                 (g) agreements for the sale of any assets of any Restricted Subsidiary, provided that such restriction is only applicable to the assets to be sold by such Restricted Subsidiary;

                 (h) Purchase Money Indebtedness for property acquired in the ordinary course of business that only imposes restrictions on the Property so acquired and any improvements on such Property; and

                 (i) Capitalized Lease Obligations that are otherwise permitted hereunder, provided that such encumbrance or restriction does not extend to any Property other than that subject to the underlying lease.

     f. SECTION 4.12 OF THE INDENTURE, ENTITLED "LIMITATION ON LIENS," IS REPLACED IN ITS ENTIRETY BY ADDING A NEW SECTION 4.12 THAT READS AS
          FOLLOWS:

          Section 4.12.  LIMITATION ON LIENS.

                 The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur or otherwise cause or suffer to exist or become effective any Liens of any kind (other than Permitted Liens) upon any property or asset of the Company or any Restricted Subsidiary or any shares of stock or debt of any Restricted Subsidiary, now owned or hereafter acquired, unless (i) if such Lien secures Indebtedness which is PARI PASSU with the Securities, then the Securities are secured on an equal and ratable basis with the obligations so secured until such time as such obligation is no longer secured by a Lien or
          (ii) if such Lien secures Indebtedness which is subordinated to the Securities, then the Securities are secured prior to the obligations so secured, and such Lien shall be subordinated to the Lien granted to the Holders of the Securities to the same extent as such subordinated Indebtedness is subordinated to the Securities until such time as such obligation is no longer secured by a Lien.

     g. SECTION 4.15 OF THE INDENTURE, ENTITLED "LIMITATION ON INVESTMENTS," IS DELETED AND REPLACED IN ITS ENTIRETY BY ADDING A NEW SECTION 4.15 THAT READS AS FOLLOWS:

          Section 4.15. LIMITATION ON RESTRICTED SUBSIDIARY DEBT AND PREFERRED STOCK

                 The Company will not permit any of its Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) or issue any Preferred Stock other than, without duplication:

                 (a) (1) Indebtedness of any Restricted Subsidiary evidenced by or arising under the Credit Facilities, which taken together with any Indebtedness of the Company or any Restricted Subsidiary evidenced by or arising under the Credit Facilities (without duplication) is in an aggregate principal amount at any one time not to exceed
          $75 million less any amounts incurred pursuant to clause (a)(4) of this covenant;

                      (2) Purchase Money Indebtedness and Capitalized Lease Obligations incurred in the ordinary course of business in a principal amount outstanding at the time of incurrence which does not in the aggregate exceed $15 million at any time outstanding;

                      (3) Indebtedness incurred or incurrable under any Guarantee of any Restricted Subsidiary made in the ordinary course of business and not to exceed $10 million at any time outstanding; and

                      (4) Indebtedness incurred or incurrable pursuant to a Local Marketing Agreement, for a television station located outside of the continental United States and operated in a country, a territory or a possession in which the Company owns and operates a television station on the Operative Date, in an amount as determined in accordance with GAAP, not to exceed $50 million at any time outstanding;

          provided, however, that (A) after giving effect to the incurrence of any Indebtedness pursuant to this clause (a) and the receipt and application of the proceeds thereof, the ratio of the total Indebtedness of the Company's Restricted Subsidiaries (excluding any guarantee of the Credit Facilities by any Restricted Subsidiary pursuant to clause (b), Indebtedness under clause (f) or Indebtedness under clause (h) of this covenant), on a combined consolidated basis, to the Company's EBITDA (determined on a pro forma basis for the preceding four fiscal quarters of the Company for which financial statements are available at the date of determination) is less than
          3.0 to 1, determined by giving pro forma effect to (i) the incurrence of such Indebtedness and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred, and the application of such proceeds occurred, at the beginning of such four fiscal quarters; (ii) the incurrence, repayment or retirement of any other Indebtedness by the Company and its Restricted Subsidiaries since the first day of such four full fiscal quarters (and all Indebtedness incurred and the receipt and application of proceeds thereof and all Indebtedness repaid or retired since the end of the most recently completed fiscal quarter of the Company for which a balance sheet is available preceding the date of determination) as if such incurrence (and, if applicable, the application of proceeds), repayment and retirement occurred at the beginning of such four fiscal quarters; (iii) in the case of Acquired Indebtedness, the related acquisition as if such acquisition had occurred at the beginning of such four fiscal quarters; and (iv) any acquisition or disposition by the Company and its Restricted

          Subsidiaries of any company or any business or any assets out of the ordinary course of business, or any related repayment of Indebtedness, in each case since the first day of such four fiscal quarters, assuming such acquisition, disposition or repayment had been consummated on the first day of such four fiscal quarters, and (B) no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of such Indebtedness;

                 (b) Indebtedness of any Restricted Subsidiary or Preferred Stock of any Restricted Subsidiary issued to and held by the Company or a Wholly-Owned Restricted Subsidiary of the Company, provided that such Indebtedness or Preferred Stock is at all times held by the Company or a Wholly-Owned Restricted Subsidiary of the Company;

                 (c) Indebtedness of any Restricted Subsidiary under Currency Agreements and Interest Rate Protection Agreements which are entered into for the purpose of protection against risk of currency or interest rate fluctuations affecting any Restricted Subsidiary in its ordinary course of business or that are related to payment obligations of any Restricted Subsidiary otherwise permitted under this Indenture;


                 (d) Indebtedness or Preferred Stock of any Restricted Subsidiary remaining outstanding on the Operative Date;

                 (e) Indebtedness incurred or incurrable in respect of reimbursement obligations related to letters of credit, banker's acceptances or similar facilities entered into in the ordinary course of business;

                 (f) Indebtedness incurred or incurrable by Telemundo of Chicago, Inc. and Harriscope of Chicago, Inc. pursuant to Section 3.5(a) of the Joint Venture Agreement;

                 (g) Indebtedness in respect to bids, performance and surety bonds and obligations provided in the ordinary course of business and appeal bonds;

                 (h) Acquired Indebtedness, provided that such Indebtedness was not incurred or issued as a result of or in connection with or in anticipation of such Person becoming a Restricted Subsidiary of the Company and immediately after giving effect to such Person becoming a Restricted Subsidiary of the Company (as if such Indebtedness was incurred and issued on the first day of the four quarter period) the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under
          Section 4.10 of this Indenture; and

                 (i) Indebtedness incurred by a Restricted Subsidiary in exchange for, or the proceeds of which are used to refinance Indebtedness referred to in clauses (a)(2), (c) - (g) of this Section, provided that (i) such Indebtedness is in an aggregate principal amount not in excess of the aggregate principal amount then outstanding of the Indebtedness being refinanced, plus the amount of accrued and unpaid interest, if any, and premiums owed, if any, not in excess of preexisting payment provisions on such Indebtedness being refinanced, plus the reasonable, customary expenses, fees, and costs of the Company incurred in connection with such refinancing, (ii) such Indebtedness is scheduled to mature either (A) no earlier than the Indebtedness being refinanced or (B) after the Stated Maturity of the Securities, and (iii) such Indebtedness has an average life at the time such Indebtedness is incurred that is equal to or greater than the average life of the Indebtedness being refinanced.

     Section 1.03.  AMENDMENTS AND MODIFICATIONS TO ARTICLE FIVE

     a. SECTION 5.01 OF THE INDENTURE, ENTITLED "LIMITATIONS ON MERGERS, CONSOLIDATIONS OR SALE OF ASSETS," IS RESTATED IN ITS ENTIRETY TO READ AS FOLLOWS:

          Section 5.01.  MERGER, CONSOLIDATION OR SALE OF ASSETS.

                 The Company will not consolidate with, merge with or into, or transfer all or substantially all of its assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions), to any Person (other than the merger or transfer of assets of a Wholly-Owned Restricted Subsidiary of the Company into another Wholly-Owned Restricted Subsidiary of the Company or into the Company) unless: (i) the Company shall be the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or to which the properties and assets of the Company are transferred shall be a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all of the obligations of the Company under the Securities and this Indenture, and the obligations under this

          Indenture shall remain in full force and effect; (ii) immediately before and immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default (and no event that, after notice or lapse of time, or both, would become an Event of Default) shall have occurred and be continuing, and (iii) immediately after giving effect to such transaction on a pro forma basis the Company or such Person could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under Section 4.10, and immediately after such transaction, the Company or the surviving Person holds all material permits, licenses, certifications or approvals required for operation of the business of the Company as the same is conducted prior to such transaction and immediately thereafter.

                 In connection with any consolidation, merger or transfer of assets contemplated by this section, the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and the supplemental indenture in respect thereto comply with this provision and that all conditions precedent herein provided for relating to such transaction or transactions have been complied with.

     Section 1.05. MUTATIS MUTANDIS EFFECT. The Indenture is hereby amended MUTATIS MUTANDIS to reflect the addition or amendment of the definitional terms incorporated into the Indenture pursuant to Section 1.01 hereof.


                                    ARTICLE 2

                                  MISCELLANEOUS

     Section 2.01. EFFECT OF THIS FIRST SUPPLEMENTAL INDENTURE. This First Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes, including but not limited to discharge of the Indenture as provided in Article Eight of the Indenture.
Except as specifically modified herein, the Indenture and the Securities are in all respects ratified and confirmed and shall remain in full force and effect in accordance with their terms.

     Section 2.02. TRUSTEE. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this First Supplemental Indenture. This First Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto. The Trustee assumes no responsibility for the recitals contained herein, which shall be taken as statements of the Company, and makes no representation as to the validity or sufficiency of this First Supplemental Indenture.

     Section 2.03. GOVERNING LAW. The laws of the State of New York shall govern this First Supplemental Indenture without regard to principles of conflicts of law. The Trustee and the Company agree to submit to the jurisdiction of the courts of the State of New York in any action or proceeding arising out of or relating to this First Supplemental Indenture.

     Section 2.04. COUNTERPARTS. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of such executed copies together shall represent the same agreement.

     Section 2.05. SEVERABILITY. In case one or more of the provisions in this First Supplemental Indenture shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, illegality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

     Section 2.06. EFFECTIVE DATE OF THIS FIRST SUPPLEMENTAL INDENTURE. This First Supplemental Indenture and the Amendments to Sections 1.01, 4.03, 4.05, 4.09, 4.10, 4.11, 4.12, 4.15 and 5.01, shall be effective pursuant to Section
10.02 of the Indenture immediately upon execution by the Company and delivery to and execution by the Trustee of this First Supplemental Indenture. The Amendments shall not become operative until such date that the Company delivers to the Trustee an Officer's Certificate that the following events have occurred:
(i) the Company has paid to Holders who consented to the Amendments a Consent Fee, if required pursuant to the Company's Offer to Purchase and Consent Solicitation Statement dated November 27, 1995, and as amended from time to time ("Offer to Purchase"), (ii) the Repurchase Offer (as defined in the Offer to Purchase) for the Securities by the Company pursuant to the Offer to Purchase has been completed, (iii) the Company's acquisition of a 74.5% interest in Video 44 has been completed or terminated, and (iv) the Operative Date has occurred; PROVIDED that if the Operative Date has not occurred on or before May 15, 1996, the

Amendments shall not ever become operative thereafter. On the Operative Date, the Company shall deliver to the Trustee a certified copy of the Senior Indenture as in effect on the Operative Date.

                                   SIGNATURES

     IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the date first written above.

                      TELEMUNDO GROUP, INC.


                      By: /s/ PETER J. HOUSMAN II
                         -------------------------------
                      Name:  Peter J. Housman II
                      Title: Chief Financial Officer and
                             Treasurer

(SEAL)
Attest:


 /s/ Horace G. Dawson III
-------------------------
Horace G. Dawson III
Assistant General Counsel and
Assistant Secretary


                      BANKERS TRUST COMPANY,
                      as Trustee


                      By: /s/ Jacqueline Bartnick
                         -------------------------
                      Name:  Jacqueline Bartnick
                      Title: Assistant Vice President

(SEAL)
Attest:


 /s/ Jenna Kaufman
--------------------
Name:  Jenna Kaufman
Title: Vice President


                                      -37-